EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett or
Chairman and CEO	Jordan Silverstein
(303) 238-2000	(212) 825-3210

GLOBAL MED TECHNOLOGIES®, INC. CONTINUES ITS STRONG DOUBLE-DIGIT
REVENUE GROWTH WITH A 95.5% INCREASE AND NET INCOME OF
$313 THOUSAND IN Q2 2005

DENVER, Colorado (August 3, 2005) – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) reported net income of $313 thousand and revenues of $2.854 million for the three months ended June 30, 2005, an increase of 95.5% from the $1.460 million in revenues recorded during the three months ended June 30, 2004. During the three months ended June 30, 2004, the Company’s net loss was $372 thousand.

The Company’s comparable quarter-to-quarter revenue growth rate has been as follows ($000s):

	Revenues for the Three Months Ended	Revenues for the Three Months Ended	Percentage Change
	2003	2004
September 30,	$1,279	$1,794	40.3%
December 31,	$1,417	$2,277	60.7%
	2004	2005
March 31,	$1,353	$2,575	90.3%
June 30,	$1,460	$2,854	95.5%

The Company generated sales in the form of customer contracts for software license and implementation fees of approximately $1.6 million* during the quarter ended June 30, 2005. As a result of this robust second quarter, the Company’s customer billings were approximately $3 million and cash collections of receivables was approximately $2.6 million. Strong cash collections resulted in the Company’s operations providing $225 thousand in cash flows. The Company’s cash balance increased to $1.918 million as of June 30, 2005 from $1.633 million as of December 31, 2004.

Global Med’s President and COO, Thomas F. Marcinek, commenting on the results for the second quarter stated, “The Company had another outstanding quarter. Our revenues continued to increase at a double-digit pace, and we posted net income of $313 thousand, our third consecutive quarter of net income. In addition, our backlog of unrecognized software license and implementation fees continues to remain strong at over $5.2 million**, a $400 thousand increase from March 31, 2005.”

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., stated, “The second quarter results exceeded the Company’s expectations of strong double-digit growth. Our revenue growth has continued to accelerate during the last four quarters from 40.3% to 60.7% to 90.3% to 95.5%.” Dr. Ruxin continued, “The Company’s qualified pipeline of prospective business also continues to grow. Our third quarter sales are already encouraging. We continue to bring new customers on board, and we anticipate continued strong double-digit annual growth through the remainder of 2005.”

The following table provides certain details related to the Company’s operations for the three and six months ended June 30, 2005 and 2004:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	June 30, 2005	June 30, 2004
Revenues	$ 2,854	$ 1,460

Cost of sales	$ 834	$ 621

Operating expenses	$ 1,700	$ 1,184

Income (loss) from operations	$ 320	$ (345)

Net income (loss)	$ 313	$ (372)

Preferred dividends, related party	$ (183)	$ (189)

Net income (loss) attributable to
common shareholders	$ 130	$ (561)

Net income (loss) per common share
Basic	$ 0.00	$ (0.02)

Diluted	$ 0.00	$ (0.02)

Common shares outstanding
Basic	27,705	25,626

Diluted	42,225	25,626

Cash flows provided by (used in)
operations	$ 225	$ (618)

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Six Months Ended
In (000s) except per share information
(Unaudited)

	June 30, 2005	June 30, 2004
Revenues	$ 5,429	$ 2,813

Cost of sales	$ 1,511	$ 1,184

Operating expenses	$ 3,474	$ 2,284

Income (loss) from operations	$ 444	$ (655)

Net income (loss)	$ 430	$ (820)

Preferred dividends, related party	$ (330)	$ (189)

Net income (loss) attributable to
common shareholders	$ 100	$ (448)

Net income (loss) per common share
Basic	$ 0.00	$ (0.02)

Diluted	$ 0.00	$ (0.02)

Common shares outstanding
Basic	27,665	25,089

Diluted	42,372	25,089

Cash flows provided by (used in)
operations	$ 364	$ (612)

*Of the $1.6 million sales for Q-2, 2005, approximately $100 thousand relates to fees, for which there is a variable component.

**Of the approximate $5.2 million backlog, approximately $300 thousand relates to fees, for which there is a variable component.

About Global Med Technologies(R), Inc.
Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter or year ended June 30, 2005 are not necessarily indicative of the results that may be expected for any other future period.